POWER OF ATTORNEY

Know all persons by these presents, that the undersigned hereby makes, constitutes, and appoints Jeffrey N. Layne as my true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for me and on my behalf and in my name, place and stead, and in any and all capacities, to prepare, execute and file with the Securities and Exchange Commission ("Commission") any and all Forms 3, Forms 4, and/or Forms 5, and any and all amendments or modifications to such Forms, required to be filed with the Commission in accordance with the Securities Exchange Act of 1934, as amended, and the Rules and Regulations promulgated thereunder relative to my beneficial ownership of and transactions in securities issued by First Financial Corporation, and to do or cause to be done any and all acts and things whatsoever as fully and to all intents and purposes which any of the above-named attorneys-in-fact and agents may deem necessary or advisable to be done in the premises with respect to such Forms; hereby approving, ratifying and confirming all acts and things heretofore or hereafter lawfully done, or caused to be done, by any of the above-named attorneys-in-fact and agents by virtue hereof including, without limitation, all Forms 3, Forms 4, and/or Forms 5 prepared, executed and filed with the Commission for me and on my behalf by any of the above-named attorneys-in-fact and agents prior to the date hereof.

As an inducement to the above-named persons to act as attorneys-in-fact and agents hereunder, I hereby agree to indemnify and hold harmless such persons for, from and in respect of any and all liabilities, obligations, damages, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, reasonable attorneys' fees) that result from, relate to or arise out of any act or omission of any or all of such persons in connection with the preparation, execution and filing with the Commission of any and all Forms 3, Forms 4, and/or Forms 5 pursuant to this Power of Attorney, provided that such act or omission does not constitute willful misconduct or recklessness under Indiana law. Further, I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is First Financial Corporation assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

This Power of Attorney shall become effective on the date indicated below and shall continue in full force and effect until I have delivered to each of the above-named attorneys-in-fact and agents written notice of revocation hereof.

* * * * * *

In Witness Whereof, I have set my hand as of the day and year indicated below.

Date: March 26, 2010	/s/ Rodger A. McHargue
Name:

STATE OF INDIANA	)
) SS:
COUNTY OF Vigo	)

On this 26th day of March, 2010, before me, the undersigned, a Notary Public in and for the State of Indiana, personally appeared Rodger A. McHargue, to me known to be the person named in and who executed the foregoing instrument, and acknowledged that she executed the same as her voluntary act and deed.

/s/ Leticia E. Wright
(Notary Public)

Leticia E. Wright
(Printed)

My County of Residence:

Vigo

My Commission expires:

8-10-2015